EX-28.n.1

BRIDGEWAY FUNDS, INC.
RULE 18F-3 PLAN
As Adopted October 31, 2003

Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of directors of an investment company desiring to offer multiple classes of shares (each a "Class") pursuant to the Rule adopt a plan setting forth the separate distribution arrangements and expense allocations of each Class, and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these Classes, and the exchange features of each Class, are set forth below in this Rule 18f-3 Plan (the "18f-3 Plan"), which is subject to change, to the extent permitted by law and by the governing documents of Bridgeway Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), by action of the Board of Directors (the "Directors") of the Bridgeway Funds.

This 18f-3 Plan was adopted as of October 31, 2003 by the Directors of the Bridgeway Funds, including a majority of the non-interested Directors, who desire to offer multiple classes for the Funds set forth on Schedule A (each a "Fund" and collectively, the "Funds"), as may be amended from time to time, which amendment dates shall be listed below. The Board has determined that the following 18f-3 Plan is in the best interests of each class individually and the Bridgeway Funds as a whole:

1. CLASS DESIGNATION: Each now existing and hereafter created Fund of Bridgeway Funds is authorized to issue from time to time its shares of beneficial interest in two classes: Class N Shares and Class R Shares (collectively, the “Classes”).

2. DIFFERENCES IN SERVICES: The services offered to shareholders of the Classes shall be substantially the same, except that financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") may be compensated or have their expenses reimbursed for providing distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Class R Shares of the Funds pursuant to the Fund’s 12b-1 Plan.

3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Shares of each Class of the Funds shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses, as defined in Section 4 below and (c) each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class for which class voting is required under applicable law, and each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution, shareholder service or administrative services arrangements. These features are subject to change, to the extent permitted by law and by the Articles of Incorporation and By-Laws of the Fund, by action of the Board of Directors of the Fund.

a. CLASS N SHARES

The Fund has adopted a “defensive” administrative service plan, distribution plan or shareholder service plan with respect to Class N shares, which shall be offered by the Fund or the Distributor at net asset value with no distribution, shareholder or administrative service fees directly paid by the Fund shareholders. Class N shares are available to investors whose minimum initial purchase is at least $2,000 per Fund and subsequent investments of $500 per Fund, subject to such waivers or variations as from time to time may be in effect and/or separate conditions imposed by a Service Organization. Class N Shares may be offered through certain Service Organizations that may impose additional or different conditions on the purchase or redemption of Fund shares and may charge transaction or account fees, which charges or fees may not be imposed if the Class N Shares are purchased directly from the Fund or the Distributor. Service Organizations are responsible for transmitting to their customers a schedule of any such fees and conditions. The Fund pays no compensation to such entities and receives none of the fees or transaction charges.  Bridgeway Capital Management, Inc., the Funds' investment adviser ("Adviser") may separately enter into arrangements from time to time with certain Service Organizations to provide administrative, accounting and/or other services with respect to Class N Shares and may directly compensate the Service Organizations.

b. CLASS R SHARES

Class R Shares may be charged a fee pursuant to, and/or shall make directly or cause to be made payments for costs and expenses to third parties or reimbursement of expenses to third parties (including the Distributor and Service Organizations) incurred in connection with a Distribution and Services Plan adopted under Rule 12b-1 of the 1940 Act. The amounts of the payments or fees under the relevant Plan are set forth on Schedule B hereto. The minimum initial purchase of Class R Shares shall be $2,000 per Fund and subsequent purchases of Class R Shares shall be $500 per Fund.  Class R Shares may be offered through certain Service Organizations that may impose additional or different conditions or fees on the purchase or redemption of Fund shares. Service Organizations are responsible for transmitting to their customers a schedule of any such fees and conditions.

Class R Shares are offered at a public offering price that is equal to their net asset value.

4. INCOME AND EXPENSE ALLOCATION: The following expenses (the "Class Expenses") will be allocated on a Class-by-Class basis: (a) payments or reimbursements under the Distribution and Service Plan, and fees under the Administrative Services Plan (as relevant); (b) to the extent practicable, any additional expenses, not including advisory or custodial fees or other expenses related to the management of Bridgeway Funds' assets, if these expenses are actually incurred in a different amount with respect to a Class, or if services are provided with respect to a Class that are of a different kind or to a different degree than with respect to one or more other Classes.

The distribution, shareholder and administrative services fees and other expenses listed above, which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.  The gross income of each Fund, as well as realized and unrealized capital gains and losses, shall be allocated to each Class on the basis of net assets. All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class and subtracted from the gross income on the basis of the net asset value of that Class in relation to the net asset value of the Fund.  Fund Expenses are expenses incurred by the Fund (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets.)

5. EXCHANGE PRIVILEGES: Presently, there are no exchange privileges between Funds or classes of a Fund, which would not be treated as a sale and purchase.

6. DIVIDENDS AND DISTRIBUTIONS. Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments), net realized short-term capital gains and net realized long-term capital gains. All dividends and/or distributions will be paid in the form of additional shares of the Class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each Class.

7. ADDITIONAL INFORMATION. This 18f-3 Plan is qualified by and subject to the terms of the then current prospectus and statement of additional information for the applicable Class as filed under Form N-1A ("Prospectus"); provided, however, that none of the terms set forth in any Prospectus shall be inconsistent with the terms of the Classes contained in this 18f-3 Plan. The Prospectus for each Class contains additional information about that Class and the applicable Fund's multi-class structure.

8. BOARD REVIEW. The Board of Directors shall review this 18f-3 Plan as frequently as it deems necessary. Prior to any material amendment(s) to this 18f-3 Plan, the Board of Directors, including a majority of the Directors who are not interested persons (deemed to have the same meaning that this term has under the 1940 Act) of  Bridgeway Funds, shall find that the 18f-3 Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each Class of shares, and the best interest of each of the Funds and Bridgeway Funds as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

DATED: OCTOBER 31, 2003

SCHEDULE A

This 18f-3 Plan shall be adopted with respect to the following Funds of Bridgeway Funds, Inc. as of the dates indicated below:

Fund Name                                                                                                         Date Added to Plan
Aggressive Investors 1 Fund                                                                            October 31, 2003
Aggressive Investors 2 Fund                                                                            October 31, 2003
Ultra-Small Company Fund                                                                                October 31, 2003
Ultra-Small Company Market Fund                                                                  October 31, 2003
Micro-Cap Limited Fund                                                                                    October 31, 2003
Small Cap Growth Fund                                                                                      October 31, 2003
Small Cap Value Fund                                                                                         October 31, 2003
Large Cap Growth Fund                                                                                     October 31, 2003
Large Cap Value Fund                                                                                        October 31, 2003
Blue Chip 35 Fund                                                                                               October 31, 2003
Managed Volatility Fund (formerly
the Balanced Fund)                                                                                           October 31, 2003
Small-Cap Momentum Fund                                                                              May 28, 2010
Omni Small-Cap Value Fund                                                                              December 31, 2010

SCHEDULE B
October 29, 2003

The Distribution Assistance, Promotion, and Servicing Plan (the “Plan”) for Bridgeway Funds, Inc. was originally approved by the shareholders of Bridgeway Funds on October 22, 1996 and was only applicable to Class N shares – the only class of shares outstanding as of October 22, 2003.  Every year since October 1996, the continuation of the Plan has been approved for another year by a majority of the Board of Directors of Bridgeway Funds including a majority of Directors who are not “interested persons” as defined in the Investment Company Act of 1940 and who have no direct or indirect interest in the operation of the Plan or any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

In accordance with the provisions in the Plan, the Board of Directors voted on June 25, 2003 to amend the Plan, which was approved by shareholders at a Special Meeting for Shareholders on October 22, 2003, to permit Bridgeway Funds to charge future shareholders of Class R Shares (or other future classes) a 12b-1 fee up to 0.25% of net assets that will be paid by the shareholders of those shares.  In approving the new Plan, the Board of Directors determined that modification of the Plan would be prudent and in the best interest of Bridgeway Funds and its shareholders.  Such approval by the Board of Directors in a meeting held in person included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit Bridgeway Funds and its shareholders.